Exhibit-99.h.1.i

AMENDED AND RESTATED EXHIBIT 1

TO

MUTUAL FUND SERVICES AGREEMENT

The Mutual Fund Services Agreement dated July 17, 2003 between OPTIMUM FUND TRUST and DELAWARE SERVICE COMPANY, INC. shall apply to the following series:

Optimum Large Cap Growth Fund
Optimum Small Cap Growth Fund
Optimum International Fund
Optimum Large Cap Value Fund
Optimum Small Cap Value Fund
Optimum Fixed Income Fund

I.  Administrative Services

For all Administrative Services provided pursuant to this Agreement, each Fund agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Administrative Services Fee

(as a percentage of each Fund’s average daily net assets)

0.165%	of assets up to $500 million
0.140%	of assets from $500 million to $1 billion
0.115%	of assets over $1 billion

Administrative Services: Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company’s employees, trade association dues, and other expenses properly payable by the Funds.

II.  Fund Accounting Services

For all Fund Accounting Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

Fund	Fund Accounting Services Fee (as a percentage of average daily net assets)
Optimum Large Cap Growth Fund	0.04%, subject to an annual minimum of $35,000, plus $4,000 per share class
Optimum Large Cap Value Fund	0.04%, subject to an annual minimum of $35,000, plus $4,000 per share class
Optimum Small Cap Growth Fund	0.04%, subject to an annual minimum of $35,000, plus $4,000 per share class
Optimum Small Cap Value Fund	0.04%, subject to an annual minimum of $35,000, plus $4,000 per share class
Optimum Fixed Income Fund	0.04%, subject to an annual minimum of $45,000, plus $4,000 per share class
Optimum International Fund	0.04%, subject to an annual minimum of $70,000, plus $4,000 per share class

Fund Accounting Services: Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services.

III.  Transfer Agency Services

For all Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

Transfer Agency Services Annual Account Fee

(as a percentage of average daily net assets)

0.235%, subject to a minimum fee of $2,000 per class per fund each month

Transfer Agency Services: Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, dosed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

IV. Payment

Payment is due thirty days after the date of the invoice.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of April 1, 2007.

OPTIMUM FUND TRUST			DELAWARE SERVICE COMPANY, INC.

By:	/s/ John C.E. Campbell	By:	/s/ Douglas L. Anderson
Name:	John C.E. Campbell	Name:	Douglas L. Anderson
Title:	Chairman/President/Chief Executive	Title:	Senior Vice President/Operations
Officer